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US Airways Group, Inc.
Exhibit 11
Computation of Primary and Fully-Diluted Earnings Per Share
(unaudited)
(in thousands, except per share amounts)


                                      Three Months Ended March 31,
                                      ----------------------------
                                              1997        1996
                                              ----        ----
Adjustments to Net Income (Loss)
--------------------------------------
Net income (loss)                          $152,658    $(32,293)
Preferred dividend requirement              (20,864)    (22,274)
                                            -------     -------
Net income (loss) applicable to common
  stock and common stock equivalents
  used for primary computation              131,794     (54,567)

Fully diluted adjustments:
  Assume conversion of preferred stock:
    Preferred dividend requirement           20,864      22,274 a)
                                            -------     -------
Adjusted net income (loss) applicable
  to common stock assuming full dilution   $152,658    $(32,293)
                                            =======     =======

Adjustments to common stock shares
outstanding
--------------------------------------
Average number of shares of
  common stock outstanding                   64,413      63,618
Primary adjustments
Incremental shares from the 1984,
  1992, 1996 and 1997 Plans'
  outstanding stock options
  using the treasury stock method             1,364           - b)
                                            -------     -------

Total average number of common and
  common equivalent shares used for
  primary computation                        65,777      63,618
                                            =======     =======

Average number of shares of common
  stock outstanding                          64,413      63,618

Fully diluted adjustments
  Incremental shares from the 1984,
    1992, 1996 and 1997 Plans'
    outstanding stock options using
    the treasury stock method                 1,643       1,210 c)
  Assume conversion of convertible
    preferred stock                          39,155      39,156 a)
                                            -------     -------
    Total average number of
    common stock shares to be
    outstanding after full conversion       105,211     103,984
                                            =======     =======

Income (Loss) per Common Share
----------------------------------------
Primary income (loss) per
  common share                             $   2.00    $  (0.86)
                                            =======     =======
Fully-diluted income (loss)
  per common share                         $   1.45    $  (0.31)
                                            =======     =======


a) Inclusion of the effects of assuming conversion of US Airways Group's Series A, B, F and T Preferred Stock is antidilutive but included in accordance with Regulation S-K Item 601(b)(11).
b) The incremental shares that are a result of assuming exercise of stock options using the treasury stock method are antidilutive and excluded from the calculation of primary earnings per share.
c) The incremental shares that are a result of assuming exercise of stock options using the treasury stock method are antidilutive but included in accordance with Regulation S-K
Item 601(b)(11).